Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Level One Bancorp, Inc. of our report dated March 22, 2019 on the consolidated balance sheet of Level One Bancorp, Inc. as of December 31, 2018 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of Level One Bancorp, Inc. for the year ended December 31, 2019 and to the reference to us under the heading "Experts" in the prospectus.

South Bend, Indiana
July 2, 2020